Exhibit 5.2

CLIFFORD CHANCE LLP 10 UPPER BANK STREET LONDON E14 5JJ TEL +44 20 7006 1000 FAX +44 20 7006 5555 DX 149120 CANARY WHARF 3 www.cliffordchance.com

To Barclays PLC 1 Churchill Place London E14 5HP	Our ref: SS/70-40619917 Direct Dial: +44 207 006 2977 E-mail: simon.sinclair@cliffordchance.com 12 May 2016

Dear Sirs

Barclays PLC

$1,250,000,000 5.20% Fixed Rate Subordinated Notes due 2026

(the “Notes”)

We have acted as English legal advisers to Barclays PLC (the “Issuer”) in connection with the issue by the Issuer of the Notes under the Dated Subordinated Debt Securities Indenture entered into on 11 September 2014 between the Issuer and The Bank of New York Mellon, London Branch as trustee (the “Trustee”), as supplemented and amended by the first supplemental indenture dated 11 September 2014 between the Issuer and the Trustee (the “First Supplemental Indenture”) and the second supplemental indenture dated 12 May 2016 between the Issuer and the Trustee (the “Second Supplemental Indenture” and, together with the Base Indenture and the First Supplemental Indenture, the “Indenture”).

1.	INTRODUCTION

1.1	Opinion Documents

This Opinion relates to the Notes.

1.2	Defined Terms

1.2.1	Terms defined or given a particular construction in the Indenture shall have the same meaning in this Opinion unless a contrary indication appears.

1.2.2	Headings in this Opinion are for ease of reference only and shall not affect its interpretation.

1.2.3	All references in this Opinion to paragraphs mean paragraphs in this Opinion.

CLIFFORD CHANCE LLP IS A LIMITED LIABILITY PARTNERSHIP REGISTERED IN ENGLAND AND WALES UNDER NO. OC323571. THE FIRM’S REGISTERED OFFICE AND PRINCIPAL PLACE OF BUSINESS IS AT 10 UPPER BANK STREET LONDON E14 5JJ. THE FIRM USES THE WORD “PARTNER” TO REFER TO A MEMBER OF CLIFFORD CHANCE LLP OR AN EMPLOYEE OR CONSULTANT WITH EQUIVALENT STANDING AND QUALIFICATIONS. THE FIRM IS AUTHORISED AND REGULATED BY THE SOLICITORS REGULATION AUTHORITY.

CLIFFORD CHANCE LLP

1.3	Legal Review

In connection with the creation and issue of the Notes and the giving of this Opinion:

1.3.1	we have reviewed the documents referred to in Schedule 1 (Documents);

1.3.2	we have not verified the facts or the reasonableness of any statements (including statements as to foreign law) contained in the Prospectus, save as expressly specified in paragraph 2.3;

1.3.3	we have not been responsible for ensuring that the Prospectus contains all material facts; and

1.3.4	we have not been responsible for ensuring that the Prospectus or the Form 6-K comply with the requirements of any competent authority.

1.4	Applicable Law

This Opinion is governed by English law, relates only to English law as applied by the English courts as at today’s date and does not extend to the laws of any other jurisdiction (save as described in paragraph 1.5). All non-contractual obligations and any other matters arising out of or in connection with this Opinion are governed by English law.

1.5	Taxation

We express no opinion on any taxation matter, and none is implied or may be inferred, save as expressly specified in paragraph 2.3. In respect of those tax matters this Opinion is confined to, and given on the basis of, English law, United Kingdom tax law and Her Majesty’s Revenue and Customs (“HMRC”) practice in force or applied in the United Kingdom as at today’s date.

1.6	Assumptions and Reservations

This Opinion is given on the basis of the assumptions set out in Schedule 2 (Assumptions) and is subject to the reservations set out in Schedule 3 (Reservations). This Opinion is strictly limited to the matters stated in paragraph 2 and does not extend to any other matters.

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2.	OPINION

We are of the opinion that:

2.1	Authorisation

The issue of the Notes has been duly authorised by or on behalf of the Issuer.

2.2	Subordination

Article III (Subordination) of the Second Supplemental Indenture constitutes legal, valid, binding and enforceable obligations of the Issuer.

2.3	Taxation statements in the Prospectus Supplement

The statements in the Prospectus Supplement under the heading “United Kingdom Tax Considerations” are, insofar as they are relevant to the Notes, correct in all material respects.

3.	ADDRESSEES AND PURPOSE

3.1.1	The scope and content of this Opinion solely have regard to the interests of the Issuer in accordance with its instructions. This Opinion is provided in connection with the filing of the Form 6-K and is addressed to and is solely for the Issuer and it may not, without our prior written consent, be relied upon for any other purpose or be disclosed to or relied upon by any other person save as provided below.

3.1.2	We hereby consent to the filing of this opinion with the United States Securities and Exchange Commission (the “SEC”) as an exhibit to a Current Report on Form 6-K to be incorporated by reference into the Form F-3 Registration Statement filed with the SEC on 2 May 2014, and the reference to us under the headings “Tax Considerations - United Kingdom Taxation of Debt Securities”, “Service of Process and Enforcement of Liabilities” and “Validity of Securities” in the Base Prospectus and under the headings “United Kingdom Tax Considerations” and “Validity of Notes” in the Prospectus Supplement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the US Securities Act of 1933, as amended or the rules and regulations of the SEC thereunder.

Yours faithfully,

/s/ Clifford Chance LLP

CLIFFORD CHANCE LLP

SCHEDULE 1

DOCUMENTS

(a)	The prospectus dated 2 May 2014 relating to, inter alia, the Notes (the “Base Prospectus”).

(b)	The prospectus supplement dated 5 May 2016 relating to the Notes (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”).

(c)	The final form of the Form 6-K expected to be filed with the SEC on 12 May 2016 relating to the Notes (the “Form 6-K”).

(d)	A copy of the Base Indenture.

(e)	A copy of the First Supplemental Indenture (including the form of global note).

(f)	A copy of the Second Supplemental Indenture (including the form of global note).

(g)	A copy of the certificate of incorporation of the Issuer dated 20 July 1896.

(h)	A copy of the certificate of incorporation on re-registration of the Issuer dated 15 February 1982.

(i)	A copy of the certificate of incorporation on change of name of the Issuer dated 1 January 1985.

(j)	A copy of the articles of association of the Issuer as adopted by special resolution passed on 30 April 2010 and amended by special resolution passed on 25 April 2013, certified a true copy by Charles Curran.

(k)	A copy of extracts from the minutes of a meeting of the board of directors of the Issuer held on 12 December 2013, certified a true copy by Patrick Gonsalves.

(l)	A copy of extracts from the minutes of a meeting of the board of directors of the Issuer held on 12 December 2013, as amended by resolutions of the board of directors adopted at a meeting held on 19 June 2014, certified a true copy by Patrick Gonsalves.

(m)	A copy of the approvals by the Group Finance Director and written resolutions of the Treasury Committee of the Issuer passed on (i) 1 May 2014, certified a true copy by Ben Rumble and (ii) 13 June 2014, certified a true copy by Jessica Cameron.

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(n)	A copy of the written resolution of the Treasury Committee of the Issuer passed on 8 September 2014, certified a true copy by Ben Rumble.

(o)	A copy of extracts from the minutes of a meeting of the board of directors of the Issuer held on 17 December 2015, certified a true copy by Patrick Gonsalves.

(p)	A copy of a written resolution of the Treasury Committee of the Issuer, related to capital limits, dated 9 May 2016.

CLIFFORD CHANCE LLP

SCHEDULE 2

ASSUMPTIONS

1.	ORIGINAL AND GENUINE DOCUMENTATION

(a)	All signatures (including electronic signatures), stamps and seals are genuine, all original documents are authentic, all deeds and counterparts were executed in single physical form and all copy documents supplied to us as photocopies or in portable document format (PDF) or other electronic form are genuine, accurate, complete and conform to the originals.

(b)	The copies of the certificate of incorporation, certificate of incorporation on change of name, certificate of re-registration and articles of association of the Issuer provided to us are accurate and complete as of the date of this Opinion.

2.	CORPORATE AUTHORITY

(a)	In resolving to create and issue the Notes the directors, the Group Finance Director and the Treasury Committee of the Issuer acted in good faith to promote the success of the Issuer for the benefit of its members and in accordance with any other duty.

(b)	Each director of the Issuer has disclosed any interest which he or she may have in the issue of the Notes in accordance with the provisions of the Companies Act 2006 (the “Companies Act”) and the Issuer’s articles of association and none of the directors has any interest in the issue of the Notes except to the extent permitted by the Issuer’s articles of association.

(c)	The resolutions of the Issuer’s board of directors as set out in the minutes referred to in Schedule 1 (Documents) were duly passed at a properly constituted and quorate meeting of duly appointed directors of the Issuer and have not been amended or rescinded and are in full force and effect.

(d)	The resolutions in writing of the Treasury Committee of the Issuer referred to in Schedule 1 (Documents) were duly adopted by a properly constituted Treasury Committee, have not been amended or rescinded and are in full force and effect.

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(e)	As at 11 September 2014, Jennifer Moreland held the position of Managing Director in Barclays Treasury, and as at 12 May 2016, Miray Muminoglu held the position of Director in the Capital Markets Execution team of Barclays Treasury, and Oihana Bessonart held the position of Vice President in the Capital Markets Execution team of Barclays Treasury.

(f)	The person, if other than the person whose signature it purports to be, who attached any electronic signature to any of the documents listed in Schedule 1 (Documents) on behalf of another person, had the authority of the latter person to do so.

3.	CORPORATE CAPACITY OF THE PARTIES

4.	Each party to the Indenture has the capacity, power and authority to enter into and to exercise its rights and to perform its obligations under the Indenture.

5.	EXECUTION OF INDENTURE

Each party to the Indenture has duly executed and delivered the Indenture.

6.	OTHER DOCUMENTS

Save for those listed in Schedule 1 (Documents) there is no other agreement, instrument, other arrangement or relationship between any of the parties to the Indenture which modifies, supersedes or conflicts with the Indenture.

7.	TAX MATTERS

The Issuer is resident only in the United Kingdom for United Kingdom tax purposes.

8.	CHOICE OF LAW

(a)	The obligations expressed to be assumed by the Issuer under the Indenture constitute the Issuer’s legal, valid, binding and enforceable obligations under the laws of the State of New York (other than Article III of the Second Supplemental Indenture) and words and phrases used in the Indenture have the same meaning and effect as they would if the Indenture was governed by English law.

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(b)	The submission to the jurisdiction of any state and federal court in the City and State of New York by the Issuer contained in the Indenture is legal, valid and binding under the laws of the State of New York.

(c)	The choice of the laws of the State of New York to govern the Indenture is a valid choice under the laws of the State of New York.

CLIFFORD CHANCE LLP

SCHEDULE 3

RESERVATIONS

1.	ENFORCEABILITY OF CLAIMS

In this Opinion “enforceable” means that an obligation is of a type which the English courts may enforce. It does not mean that those obligations will be enforced in all circumstances in accordance with the terms of the Notes and the Indenture. In particular:

(a)	paragraph 2.2 is subject to any limitations arising from a reconstruction, arrangement or compromise (whether or not effected under Part 26 of the Companies Act), a scheme within the meaning of Part VII of the FSMA, insolvency, liquidation, administration, moratorium, reorganisation and similar laws generally affecting the rights of creditors;

(b)	the power of an English court to order specific performance of an obligation or any other equitable remedy is discretionary and, accordingly, an English court might make an award of damages where specific performance of an obligation or any other equitable remedy is sought;

(c)	where any person is vested with a discretion or may determine a matter in its opinion, that person may be required to exercise its discretion in good faith, reasonably and for a proper purpose, and to form its opinion in good faith and on reasonable grounds;

(d)	enforcement may be limited by the provisions of English law applicable to an agreement held to have been frustrated by events happening after its execution;

(e)	proceedings to enforce a claim may become barred under the Limitation Act 1980 or the Foreign Limitation Periods Act 1984 or may be or become subject to a defence of set-off or counterclaim;

(f)	in some circumstances an English court may, and in certain circumstances it must, terminate or suspend proceedings commenced before it, or decline to restrain proceedings commenced in another court, notwithstanding the provisions of the Notes or the Indenture providing that the courts of England have jurisdiction in relation to the subject matter of those proceedings;

(g)	a party to a contract may be able to avoid its obligations under that contract (and may have other remedies) where it has been induced to enter into that contract by a misrepresentation or where there has been any bribe or other corrupt conduct and the English courts will generally not enforce an obligation if there has been fraud; and

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(h)	any provision to the effect that any calculation, determination or certification is to be conclusive and binding may not be effective if such calculation, determination or certification is fraudulent, arbitrary or manifestly incorrect and an English court may regard any certification, determination or calculation as no more than prima facie evidence.

2.	BANKING ACT 2009

The opinions set out in this letter are subject to any limitations arising from any measures taken pursuant to the stabilisation powers under the special resolution regime under the Banking Act 2009.

3.	TAXATION STATEMENTS

The Opinion in paragraph 2.3 that certain statements are correct in all material respects is given with regard to the context in which those statements are made and takes into account the disclaimers and qualifications which are applied to those statements in the Prospectus Supplement.